EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT, dated as of May 1, 2006 (this "Agreement"), by and among 1-800-FLOWERS.COM, INC., a Delaware corporation ("Flowers"), Fannie May Confections Brands, Inc., a Utah corporation and a wholly owned subsidiary of Flowers (the "Company"), and David Taiclet ("Executive").

                                    RECITALS


WHEREAS, pursuant to the Stock Purchase Agreement, dated as of April 5, 2006 (the "Stock Purchase Agreement"), by and among the Company, the Guarantors named therein, the Sellers named therein and Flowers, Flowers acquired the Company, through the sale by Sellers to Flowers of all the outstanding shares of capital stock and warrants of the Company (the "Transaction"); and

WHEREAS, Executive was a significant shareholder of the Company and received substantial consideration in connection with the Transaction; and

WHEREAS, Flowers would not have completed the Transaction without the protections and benefits afforded to it under the terms of this Agreement, including, without limitation, the provisions concerning the protection of confidential information, non-competition, intellectual property and business opportunities; and

WHEREAS, the Company desires to employ Executive as Chief Executive Officer of the Company and Executive desires to accept such employment, subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Employment.

1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as herein defined). Executive shall be employed as the Chief Executive Officer ("CEO") of the Company and as such shall report to the President of Flowers for the Initial Term of this Agreement (as defined herein). As CEO of the Company, Executive shall perform faithfully and diligently such duties and responsibilities as are customarily performed by the CEO of a company the size and nature of the Company, and such other comparable duties and responsibilities as, from time to time, may be assigned to him by the President of Flowers or the Board of Directors (the "Board") of the Company. Executive acknowledges and agrees that Executive may be required, without additional compensation, to perform comparable services for any business entity controlling, controlled by, or under common control with, the Company by virtue of direct or indirect beneficial ownership of voting securities of or voting interest in the controlled entity (an "Affiliate") and to accept any office or position with any such Affiliate as the Board may require, including, but not limited to, service as an officer or director of the Company or any such Affiliate. Executive shall comply with all applicable policies of the Company, all policies of Flowers applicable to Executive and all laws, rules and regulations applicable to the Company and its business.

1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment hereunder as CEO of the Company and agrees that his employment shall be full-time and exclusive. During the Term, Executive shall, except during periods of sick leave or duly authorized vacation or leave of absence, devote the whole of his time, attention, skill and ability during usual business hours (and outside those hours when reasonably necessary to Executive's duties and responsibilities hereunder) to the faithful and diligent performance of the duties and responsibilities described herein. Nothing in this Agreement shall preclude Executive, so long as such activities are not prohibited under
Section 9.2 hereof and, in the reasonable determination of the Board, such activities (individually or collectively) do not create a conflict of interest for Executive or Flowers and its subsidiaries, including the Company (collectively the "Group"), or materially interfere with the performance of his duties and responsibilities hereunder, from engaging in charitable and community affairs, from managing any passive investment made by him in real estate or other property (provided that no such investment may exceed two (2%) percent of the equity securities of any entity, without the prior written approval of the Board), or from serving, subject to the prior written approval of the Board, as a member of trade-related boards of directors or as a trustee of any other trade-related association or entity. Notwithstanding the foregoing, so long as, in the reasonable determination of the Board, such activities (individually or collectively) do not create a conflict of interest for Executive or the Group, or materially interfere with the performance of his duties and responsibilities hereunder, Executive shall be permitted to continue his current level of involvement in, and activity related to, the National Confectioner's
Association; St. Joseph's Home for Boys; Conley Insurance Group; Marquette Insurance; Young Presidents' Organization; Harvard Business School Fund Raising; and University of Notre Dame Business School.

2. Term of Employment. The term of this Agreement shall commence on the date hereof and continue through and including April 30, 2008, subject to earlier termination in accordance with the terms and conditions contained in Section 7 hereof (the " Initial Term" or "Term").

3. Place of Employment. During the Term, Executive shall perform his services primarily in St. Louis, Missouri, subject to such travel requirements as are reasonably necessary to the performance of his duties and responsibilities hereunder.

4. Compensation.

4.1 Salary. During the Term, as consideration for the proper and satisfactory performance of all duties and responsibilities to be performed by Executive hereunder, the Company shall pay Executive a base salary (together with any increases thereto under this Section 4.1, the "Base Salary") at the rate of two hundred and seventy-five thousand dollars ($275,000) per annum, calculated as of the commencement date on May 1, 2006 (the "Commencement Date"). Commencing with Flowers' 2007 fiscal year, Executive shall receive an annual review (with the first such annual review occurring on or about July 2, 2007) and the Base Salary shall be subject to such increases, if any, as the Board, in its discretion, from time to time, may determine. The Base Salary shall be payable in bi-weekly installments, in arrears, in accordance with the ordinary payroll practices of the Company for its executive officers, subject to applicable tax and payroll deductions.

4.2 Performance Bonus. As additional consideration for the proper and satisfactory performance of all duties and responsibilities to be performed by Executive hereunder, during the Term, Executive shall be eligible to receive a performance bonus (the "Performance Bonus"), payable not later than two and one-half (2 1/2) months after the end of Flowers' fiscal year, subject to the achievement of such performance goals as established by Flowers (for the avoidance of doubt, Executive shall not be eligible to receive any Performance Bonus for the period from the date of this Agreement through July 3, 2006). Any such Performance Bonus shall be subject to the terms of Flowers' Sharing Success Program, as in effect from time to time. The initial target Performance Bonus shall be forty percent (40%) of Executive's current Base Salary and the attainment of the initial Performance Bonus shall be tied seventy-five percent (75%) to the Company's financial performance goals and twenty-five percent (25%) to Flowers' financial performance. Any such Performance Bonus shall be paid in cash. The first review for the Performance Bonus shall occur on or about July 2, 2007 with respect to Flowers' fiscal year ended July 2, 2007. For Fiscal Year 2007 the Company's financial performance goal shall be met provided the Company achieves the EBITDA target of $15,000,000 and any other goals mutually agreed between the Executive and the President of Flowers.

4.3 Stock Option Award. Subject to the approval of the Compensation Committee of Flowers' Board of Directors, Executive is entitled to an option to purchase 50,000 (Fifty Thousand) shares of Flowers' Class A Common Stock, subject to the terms of Flowers' 2003 Long term Incentive and Share Award Plan (the "Plan") and Flowers' Stock Option Agreement. Concurrently with the execution of this Agreement, Flowers and Executive are entering into a Stock Option Agreement in the form attached hereto as Exhibit A (the "Stock Option Agreement"). Forty percent (40%) of these options will vest on the second anniversary of the grant date, then 20% for each subsequent year Executive remains employed by the Company up to the fifth anniversary of the grant, when they would be 100% vested. The grant date shall be the Commencement Date and the exercise price on this option grant shall be the closing price of Flowers' aforementioned stock on the Commencement Date.

5.       Employee Benefits.

5.1 Health Insurance. During the Term, Executive shall have the option to be covered under the Company's existing health insurance plan (the "Health Insurance Plan") under the terms, conditions and rates as offered to other employees of Company. The parties acknowledge that Executive may commence coverage under the Health Insurance Plan on or about May 1, 2006 provided he elects to be so covered.

5.2      Vacation and Fringe Benefits.

(a) Executive shall be entitled to twenty (20) days paid vacation (which shall include five (5) discretionary days) in each Flowers' fiscal year during the Term (pro rated as necessary for partial Flowers' fiscal years during the Term). The timing and duration of any vacation shall be subject to the prior written approval of Flowers. Executive's allotted vacation days accrue equally over each Flowers' fiscal year (or partial fiscal year) during the Term and consistent with the policy of Flowers. In addition, Executive represents he has 3 weeks of accrued of vacation from his former employment and he is allowed to carry over those 3 weeks to his employment hereunder. However, those 3 weeks must be used by December 31, 2006 or they will deemed expired.

(b) The Company shall offer Executive such other fringe benefits which, in the Company's sole discretion, it determines are consistent with those offered to the employees of the Group of similar rank or status as Executive.

(c) Executive shall not be entitled to accumulate unused vacation, sick leave or other fringe benefits from year to year, without the prior written consent of the Company. Further, Executive shall not be entitled to receive payments in lieu of any compensation or payment for, or in lieu of, said benefits prorated to the date of termination of this Agreement.

5.3 Expenses. Executive is authorized to incur reasonable, ordinary and necessary out-of-pocket business expenses in carrying out his duties and responsibilities under this Agreement (in accordance with the policies and procedures established from time to time by Flowers for similarly situated executive officers of the Group). The Company will promptly reimburse Executive in full for all such out-of-pocket expenses upon presentation by Executive from time to time of proper documentation evidencing such expenditures, including information and materials as the Company may from time to time reasonably require. In addition, the Company will promptly reimburse Executive in full for membership dues and similar out-of-pocket expenditures paid by Executive solely in connection with his involvement in the Young Presidents' Organization upon presentation by Executive from time to time of proper documentation evidencing such expenditures, including information and materials as the Company may from time to time reasonably require; provided, however, that such expenditures shall in no event exceed $12,500 for any full calendar year occurring during the Term (pro rated for partial calendar years occurring during the Term).

6. Key-Person Insurance. Executive agrees that the Company may, at any time and from time to time, and for the Company's own benefit, apply for and take out term life, health, accident and/or other insurance covering Executive ("Key-Person Insurance") in an amount to be determined in the sole discretion of the Board. The Company shall own all rights in any such Key-Person Insurance policies and proceeds thereof and Executive shall not have any right, title or interest therein; except that if Executive is no longer employed by the Company (other than as a result of his death or Permanent Disability (as defined below)), then the Company shall terminate such Key-Person Insurance policies or arrange for such Key-Person Insurance policies to be assigned to Executive; provided that said policies permit such assignment and Executive is solely responsible for the payment of any premiums on such policies after such assignment. Executive agrees to assist the Company at the Company's expense in obtaining any such Key-Person Insurance by, among other things, submitting to customary medical examinations and correctly preparing, signing and delivering such applications and other documents as may be required by insurers.

7. Termination of Employment.

7.1 Good Reason. Executive shall be entitled to terminate his employment hereunder during the term for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean (without Executive's express prior written consent) (i) any breach by the Company of any material provision of this Agreement or (ii) a material reduction by the Company in Executive's Base Salary or, during the Initial Term, a change in his reporting relationship to the President of Flowers. If Executive desires to terminate his employment with the Company pursuant to this Section 7.1, he shall, within thirty (30) days after the occurrence of any event described in clauses (i) or (ii) as the case may be, of this Section 7.1, first deliver to the Company written notice stating the specific termination provision in this Section 7.1 relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Such written notice of termination shall provide for a date of termination not less than thirty (30) days and not more than sixty (60) days after the date of delivery of such notice and such termination shall become effective on such date unless the Company shall have rectified, cured or remedied the facts and circumstances claimed to provide the basis for such termination on or prior to such date. If written notice of termination is not provided to the Company within thirty (30) days after the occurrence of any event described in clauses (i) or (ii), as the case may be, of this Section 7.1, Executive shall have irrevocably waived his right to terminate his employment hereunder for Good Reason as a result of such event.

7.2 Permanent Disability. In light of the unique nature of Executive's services, and the unique burden on the Company that would result from Executive's long term absence, in the event of the Permanent Disability (as defined below) of Executive, the Company shall have the right, upon written notice delivered to Executive, to terminate the employment of Executive hereunder, effective upon the fifteenth (15th) calendar day following the delivery of such notice (or such later day as shall be specified in such notice). Such notice shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. For purposes of this Agreement, "Permanent Disability" shall mean any illness or physical or mental disability or incapacity (from any cause or causes whatsoever) which renders Executive unable in any material respect to perform his duties and responsibilities under this Agreement in the manner and to the extent required hereunder, whether with or without reasonable accommodation, for a period exceeding twelve (12) weeks in any three hundred and sixty five (365) day period.

7.3 Death. In the event of Executive's death, this Agreement will terminate automatically.


7.4 Termination for Misconduct. The Company shall have the right to terminate the employment of Executive hereunder for Misconduct (as defined below). For purposes of this Agreement, "Misconduct" shall mean (i) Executive's refusal or failure (other than during periods of illness or disability) to diligently perform his duties and responsibilities hereunder, (ii) any breach by Executive of any material provision of this Agreement (Executive agrees that the provisions of Section 9 are material), (iii) the conviction or plea of guilty or nolo contendere of Executive in respect of any felony, other than a motor vehicle offense, or for any crime of moral turpitude, (iv) the commission of any act by Executive which injures, or in the reasonable judgment of the Board or Flowers could reasonably be expected to injure, materially the reputation, business or business relationships of the Group, including, without limitation, any breach of written policies of Flowers with respect to trading in securities,
(v) acts of fraud or dishonesty by Executive in connection with his duties and responsibilities under this Agreement, including, without limitation, misappropriation, theft or embezzlement in the performance of his duties and responsibilities as an employee of the Company or (vi) Executive fails to implement or follow any reasonable and lawful policy or directive of the Board or Flowers. Termination of Executive's employment hereunder by the Company for Misconduct will be effective upon written notice of the Company delivered to Executive at any time; provided that if the Company determines to terminate Executive's employment pursuant to clause (i), (ii) or (vi) hereof, the Company shall give Executive written notice of the facts and circumstances claimed to provide the basis for such termination and shall allow Executive no less than twenty (20) days to cure the situation giving rise to Misconduct; provided, further, that any breach by Executive of the provisions of Section 9 hereof or any such policy or directive relating thereto shall be deemed to be a material breach of this Agreement and shall not be subject to a right of cure.

7.5 Termination Without Misconduct. Anything in this Agreement notwithstanding, the Company shall have the right to terminate the employment of Executive hereunder at any time without Misconduct effective upon not less than twenty
(20) days' prior written notice of the Company  delivered to Executive.  None of
(i) a termination for Permanent Disability under Section 7.2 hereof, (ii) the automatic termination of this Agreement upon Executive's death under Section 7.3 hereof, (iii) a termination for Misconduct under Section 7.4 hereof or (iv) a written notice by the Company that the Term shall not be extended under Section 2 hereof shall be deemed to be a termination without Misconduct under this
Section 7.5.

7.6 Voluntary Termination. Anything in this Agreement notwithstanding, Executive may terminate his employment hereunder not for Good Reason effective upon not less than one hundred and eighty (180) days' prior written notice of Executive delivered to the Company. A termination for Good Reason under Section 7.1 hereof shall not be deemed to be a voluntary termination under this Section 7.6.

8. Compensation Upon Termination.

8.1 Termination for Good Reason; Termination Without Misconduct. If Executive terminates his employment hereunder for Good Reason pursuant to Section 7.1 hereof or if Executive's employment hereunder is terminated by the Company without Misconduct pursuant to Section 7.5 hereof, Executive shall be entitled only to (i) any payments of Base Salary under Section 4.1 hereof accrued and unpaid through the date of such termination (such amount to be paid within thirty (30) days after the date of such termination, (ii) provided Executive has entered into an irrevocable (except to the extent required by law, and to the extent required by law to be revocable, has not revoked) general release of claims reasonably satisfactory to Flowers relating to this Agreement and the termination of his employment, Base Salary under Section 4.1 hereof, at the rate in effect immediately prior to the date of such termination, payable in equal monthly installments, for a period equal to the remaining Initial Term of this Agreement, (iii) rights and benefits, if any, accrued and vested through the date of such termination under any employee benefit plan or fringe benefit program (determined in accordance with the applicable terms and provisions of such plan or program) and (iv) the reimbursement of any expenses incurred by Executive through the date of such termination pursuant to Section 5.3 hereof (such amount to be paid within thirty (30) days after the date of such termination). Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), amounts otherwise payable under clause (ii) within six months after Executive's termination of employment shall be deferred to and paid on the day following the six month anniversary of such termination of employment. Notwithstanding Section
4.2 hereof, except as set forth in this Section 8.1, Executive shall not be entitled to any other compensation, including any Performance Bonus or unused vacation time, or any other benefits from the Company under this Agreement in the event of any such termination.

8.2 Voluntary Termination; Termination for Misconduct. If Executive's employment hereunder is terminated by the Company for Misconduct pursuant to Section 7.4 hereof or if Executive terminates his employment hereunder not for Good Reason pursuant to Section 7.6 hereof, Executive shall be entitled only to (i) any payments of Base Salary under Section 4.1 hereof accrued and unpaid through the date of such termination (such amount to be paid within thirty (30) days after the date of such termination), (ii) rights and benefits, if any, vested and accrued through the date of such termination under any employee benefit plan or fringe benefit program (determined in accordance with the applicable terms and provisions of such plan or program) and (iii) the reimbursement of any expenses incurred by Executive through the date of such termination pursuant to Section
5.3 hereof (such amount to be paid within thirty (30) days after the date of such termination). Notwithstanding Section 4.2 hereof, except as set forth in this Section 8.2, Executive shall not be entitled to any other compensation, including any Performance Bonus, or any other benefits from the Company under this Agreement in the event of any such termination.

8.3 Termination upon Permanent Disability or Death. If Executive's employment hereunder is terminated by the Company due to Permanent Disability pursuant to
Section 7.2 hereof or if this Agreement is terminated due to Executive's death pursuant to Section 7.3 hereof, Executive (or, in the case of the death of Executive, his estate or other legal representative) shall be entitled only to
(i) any payments of Base Salary under Section 4.1 hereof accrued and unpaid through the date of such termination (such amount to be paid within thirty (30) days after the date of such termination), (ii) rights and benefits, if any, vested and accrued through the date of such termination under any employee benefit plan or fringe benefit program (to the extent provided in such plan and determined in accordance with the applicable terms and provisions thereof); provided that, in the event of the termination by the Company due to Permanent Disability, Executive shall be entitled to continued coverage under any long-term disability or similar plan in which Executive participated immediately prior to the date of such termination (determined in accordance with the applicable terms and provisions of such plan) and (iii) the reimbursement of any expenses incurred by Executive through the date of such termination pursuant to
Section 5.3 hereof (such amount to be paid within thirty (30) days after the date of such termination). Notwithstanding Section 4.2 hereof, except as set forth in this Section 8.3, Executive (or, in the case of the death of Executive, his estate or other legal representative) shall not be entitled to any other compensation, including any Performance Bonus, or any other benefits from the Company under this Agreement in the event of any such termination.

8.4 Effect of Termination. Upon any termination pursuant to Section 7 hereof, the Company shall have no further obligation to Executive except as provided in this Section 8; provided that Sections 9 through 22 hereof shall survive and remain in full force and effect.

9. Confidential Information; Non-Competition; Intellectual Property; Business Opportunities.

9.1 Executive shall not during the Term and thereafter, without the prior written consent of the Company, (i) divulge, disclose or make accessible any Confidential Information (as defined below) to any other person, firm, partnership, corporation or other entity or (ii) use any Confidential Information for his own purposes or for the benefit of any other person, firm, partnership, corporation or other entity (other than the Company), except (x) during the Term, in the business of and for the benefit of the Company and the Group or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Group, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such Confidential Information; provided that, in the event that Executive is so required to disclose Confidential Information, Executive shall, prior to making any such disclosure, provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order. For purposes of this Agreement, "Confidential Information" shall mean all data, analyses, reports, interpretations, forecasts, documents and information concerning the Group's affairs, including, without limitation, financial data, strategic business plans, computer programs and documentation, product development data (or other proprietary product data), customer lists and customer information, discoveries, practices, policies, processes, methods, marketing plans, prospects, opportunities and other proprietary information in whatever form, tangible or intangible; provided that Confidential Information shall not include information that has become generally available to the public other than as a result of disclosure by Executive in a manner violative of this
Section 9.1. Upon expiration or termination of the Term, Executive shall immediately return to the Company all Company property, including without limitation computers, phones, keys and other devices, all Confidential Information, including copies, reproductions and summaries thereof, in his possession and shall erase all such Confidential Information from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Group.

9.2 During the Term (other than on behalf of the Company) and for a period of five (5) years after Executive's cessation of employment with the Comapny, Executive agrees that, without the prior written consent of Flowers: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee, or in any other capacity (and whether or not for compensation), carry on, be engaged in or employed by, be a consultant or provide assistance to or have any financial interest in, any person, firm, entity or business which is, in whole or in part, in competition with the business of the Group (as defined above),
(ii) he shall not, on his own behalf or on behalf of any person, firm, entity or business, directly or indirectly, solicit for employment, offer employment to any employee, or hire any employee who has been employed by the Group at any time during the twelve (12) months immediately preceding such solicitation or offer, and (iii) influence or attempt to influence a supplier or customer of the Group for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the services or products offered by the Company or the Group. Notwithstanding the foregoing, Executive shall be permitted to (i) own less than two (2%) percent of the outstanding shares of capital stock of any corporation, which shares are publicly traded on a U.S. national securities exchange, the Nasdaq Stock Market or any U.S. over-the-counter public securities market and (ii) maintain (but not increase), through KDM Holdings, Inc., a Utah corporation, Executive's ownership interest, as of the date of this Agreement, in Alpine Confections Holdings, Inc., a Utah corporation, Alpine Confections Canada, ULC, a Nova Scotia unlimited liability company, Maxfield Candy Company, a Utah corporation, and Kencraft, Inc., a Utah corporation. The Executive acknowledges that the consideration for this Non-compete provision is not only his employment with the Company, but also the monies received as a Seller under the Stock Purchase Agreement. Nothing herein is intended to prevent Executive from receiving reports customarily given to a shareholder of a Company.

For purposes of this Section 9.2, a person, firm, entity or business is "in competition with the business of the Group" if such person, firm, entity or business is engaged, in any state of the United States or any equivalent section or area of any country in which the Group has, directly or indirectly, revenue-producing customers or activities, in the businesses that the Group is engaged in or actively developing as of the date of this Agreement or from time to time, while the Executive is employed by the Company, including, without limitation, the floral industry, the candy industry, the gourmet food industry, the baked goods and specialty gift items industry and the home and garden industry.

9.3 All Intellectual Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by Executive during the Term, and all business opportunities presented to Executive during the Term, shall be owned by and belong exclusively to the Group, provided that they relate to the business of the Group as of the date of such creation, development, obtaining or conception, and Executive shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to Flowers and (ii) execute and deliver to Flowers, without additional compensation, such instruments as Flowers may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Agreement, (x) the term "Intellectual Property" shall mean and include any and all trademarks, trade names, service marks, service names, patents, copyrights, logos, domain names and applications for any of the foregoing and (y) the term "Technology" shall mean and include any and all trade secrets, proprietary information, inventions, discoveries, know-how, formulae, processes, recipes and procedures.

9.4 Executive and the Company agree that the restrictions contained in Sections 9.1, 9.2 and 9.3 hereof are a reasonable and necessary protection of the immediate interests on the Group, that any violation of these restrictions would cause substantial and irreparable injury to the Group and that Flowers would not have entered into the Transaction or entered into this Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions. In the event of the breach or threatened breach by Executive of any of such restrictions, Flowers and the Company shall be entitled to an injunction, without the necessity of posting a bond, restraining Executive from such breach or threatened breach and the parties hereby irrevocably consent to the jurisdiction of the Supreme Court of the State of New York, County of Nassau, and the United States District Court in and for the Eastern District of New York, for any action or proceeding relating to injunctive relief pursuant to this Section 9.4; provided that the right of Flowers and the Company to an injunction shall not be construed as prohibiting Flowers and the Company from pursuing any other available remedies for such breach or threatened breach. In the event that, notwithstanding the foregoing, a restriction, or any portion thereof, contained in Section 9.1, 9.2 or 9.3 is deemed to be unreasonable by a court of competent jurisdiction, whether due to the passage of time, change of circumstances or otherwise, Executive, Flowers and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforced accordingly.

10. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                  To the Company or Flowers:

                  1-800-Flowers.COM, Inc.
                  1600 Stewart Avenue, 7th Floor
                  Westbury, New York 11590
                  Attention:  PersonNameMaureen Paradine
                  Vice President of Human Resources

                  Facsimile:  (516)-237-6101

                  with a copy to:

                  Cahill Gordon & Reindel LLP
                  80 Pine Street
                  New York, New York  10005
                  Attention:  Christopher T. Cox, Esq.
                  Facsimile:  (212) 269-5420

                  To Executive:

                  David Taiclet
                  16625 Kehrsgrove Drive
                  Clarkson, MO 63005
                  Facsimile:  (636) 536-7837

                  with a copy to:

                  Leonard, Street and Deinard, P.A.
                  150 South Fifth Street
                  Suite 2300
                  Minneapolis, Minnesota 55402
                  Attention:  Thomas J. Conley, Esq.
                  Facsimile:  (612) 335-1657


Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

11. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the assigns and successors of Flowers and the Company. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except for Executive's right to compensation and benefits hereunder, which may be assigned by will or by operation of the laws of intestate succession) or by Flowers or the Company, except that Flowers and the Company may assign this Agreement to any successor (whether by merger, acquisition of stock, purchase or otherwise) to all or substantially all of the assets or business of Flowers or the Company, as the case may be, including, without limitation, other Affiliates.

13. Amendment; Waiver. This Agreement may only be amended by written agreement signed by Executive and a duly authorized officer of Flowers and the Company. A waiver by Flowers and the Company, on the one hand, or Executive, on the other, of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any similar or dissimilar provision at the same or any prior or subsequent time. Except as set forth in the last sentence of Section 7.1 hereof, any waiver must be in writing and signed by Executive or by a duly authorized officer of Flowers and the Company, as the case may be.

14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the feminine gender in this Agreement shall include, where appropriate, the masculine.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this
Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of StateplaceNew York, without reference to principles relating to conflict of laws.

17. Entire Agreement. This Agreement and its attachments contain the entire understanding among Executive, Flowers and the Company concerning the subject matter hereof and supersede in all respects any prior or other agreement, understanding, discussion, negotiation or undertaking among Flowers, the Company and Executive, whether oral or written, as to the matters set forth herein and therein. Except for the obligations specifically set forth herein and in the attachments, neither Flowers nor the Company owes any obligations to Executive and Executive does not owe any obligations to Flowers or the Company with respect to the matters set forth herein and therein.

18. Withholding. The Company shall withhold from any payments due to Executive hereunder, all amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to applicable law or regulation.

19. Conflicts of Interest. Executive expressly covenants, warrants and represents to Flowers and the Company that he has the full, complete and entire right and authority to enter into this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture or other entity that would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Flowers and the Company pursuant to this Agreement, that he is not in possession of any document or other tangible property of any other person, corporation, partnership, firm, company, joint venture or other entity of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Flowers and the Company pursuant to this Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to Flowers and the Company pursuant to this Agreement.

20. Settlement of Disputes. Except for the enforcement of the restrictive covenants set forth in Section 9 through injunctive proceedings, any dispute between the parties hereto arising from or relating to the terms of this Agreement or Executive's employment with the Company shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, and the dispute will be heard by a panel of three (3) arbitrators (one arbitrator appointed by each of Flowers and Executive within fifteen (15) days after the commencement of the arbitration, and a third arbitrator appointed by the two party-appointed arbitrators within fifteen (15) days after the appointment of the second arbitrator (or, in default of such timely appointment, by the American Arbitration Association)) (the three appointed arbitrators being referred to herein as the "Arbitral Tribunal"). Arbitration shall be held at the office of the American Arbitration Association located in Garden City, StateNew York, or, in the event no such office exists in Garden City, then the arbitration shall be held in an office of the American Arbitration Association in CityplaceNassau County, StateNew York. If none, then at their offices in CityplaceNew York, StateNew York. Any arbitration award rendered by the Arbitral Tribunal shall be final, conclusive and binding, and judgment upon any arbitration award rendered may be entered in any court having jurisdiction thereof. In the event of any conflict between the commercial rules and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. The Arbitral Tribunal shall have no power or authority, under the commercial rules of otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 20 or
(y) address or resolve any issue not submitted by the parties to the arbitration.

21. Headings. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

23. Section 409A. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonable possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.



                                         /s/ 1-800-FLOWERS, INC.


                                         /s/ Fannie May Confections Brands, Inc.


                                         /s/  David Taiclet
                                         ----------------------------------
                                              David Taiclet



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